UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):

May 9, 2019

AmpliTech Group, Inc.
(Exact Name of Registrant as Specified in its Charter)

Nevada	000-54355	92-4566352
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

620 Johnson Avenue

Bohemia, NY 11716

(Address of principal executive offices)

(631)-521-7831

(Registrant’s telephone number, including area code)

 _____________________________________________

(Former Name or former address if changed from last report.)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On May 9, 2019, Amplitech Group, Inc., (“AMPLITECH”) entered an asset purchase agreement to acquire the business assets of Specialty Microwave Corp. (“SMW”), a privately held company located in nearby Ronkonkoma, New York. SMW makes microwave components, subsystems and specialized electronics and services some of the same customers as AMPLITECH.

The purchase will include all business assets of SMW, including all inventory, orders, customers, fixed assets, and all intellectual property and is contingent upon the simultaneous purchase of SMW’s business premises at 120 Raynor Avenue, Ronkonkoma, New York. The assets will also include all eight team members of SMW. The transactions are conditional on completion of satisfactory due diligence and the execution of a purchase agreement on the premises and all related definitive agreements. The total consideration shall be $2,050,000, plus the value of SMW’s inventory on hand on the day prior to the closing, as determined by an independent valuation. It will be financed through a combination of $650,000, plus the amount, if any, of the value of the inventory in excess of $125,000, in cash, and vendor issued promissory notes of up to an aggregate of $1,525,000 (the “Notes”). The Notes will have a five-year term and will incur 6% annual interest rate, and may be repaid prior to maturity with no prepayment penalties.

Prior to the date of the Agreement, AMPLITECH had engaged SMW as service provider for housing and engineering support. AMPLITECH first started working with SMW in 2018. Despite the prior relationship with SMW, the agreement was entered into at an arm’s-length.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.1	Asset Purchase Agreement, by and between Amplitech Group, Inc. and Specialty Microwave Corp., dated May 9, 2019.

99.1	Press release published by Amplitech Group, Inc. on May 10, 2019.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Amplitech Group, Inc.

Date: May 10, 2019	By:	/s/ Fawad Maqbool
	Name:	Fawad Maqbool
	Title:	President

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EXHIBIT INDEX

Exhibit No.	Document Description

10.1	Asset Purchase Agreement, by and between Amplitech Group, Inc. and Specialty Microwave Corp., dated May 9, 2019.

99.1	Press release published by Amplitech Group, Inc. on May 10, 2019.

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